January 4, 2002



Robert Gillette


Dear Robert:

It is my pleasure to extend you an offer to join Evolve Software, Inc. in the position of Vice President, Engineering and CTO on the following terms.

You will report directly to the Chief Executive Officer ("CEO") at our Emeryville office. Your duties will be consistent with the position of Vice President, Engineering & CTO and may include any other duties which may be assigned from time to time by the CEO. Your start date is set for January 14, 2001.

Your base salary will be $16,666.67 per month (which equates to $200,000 per annum), less standard deductions and withholdings. You will be paid semi-monthly. As a regular full-time employee you will be eligible for the Company's standard benefits which include: medical, dental, vision, life and LTD insurance coverage and participation in the Company 401(k) plan and ESPP. Evolve may modify your compensation and benefits from time to time as it deems appropriate. Please contact Anne Boeri at (510) 428-6310 to schedule an appointment to complete your new hire paperwork on your first day of work.

Subject to the approval of the Board of Directors, you will be granted stock options to purchase 1,200,000 shares of Evolve's common stock. The vesting schedule and all terms, conditions, and limitations of the stock options will be set forth in a stock option grant notice using the Company's standard stock option agreement under the 2000 Stock Plan. The stock options will vest over four years from your start date, with 12.5 percent of these stock options vesting six months from your start date, and the remaining shares vesting thereafter at a rate of 1/48 per month. The option price will be the closing price of Evolve's stock as reported on NASDAQ on the date the grant is made.
You  must  have  commenced  employment  prior  to  receiving  a  grant.

In addition, you will be eligible to receive accelerated vesting of a portion of your stock options should the Company be acquired. The specific perquisites, terms and conditions related to any accelerated vesting of any stock options will be reviewed at the next Board Meeting and must be approved by the Board of Directors.

Notwithstanding your employment as an at-will employee, if the Company terminates you without Cause (as defined below) or you resign for Good Reason (as defined below) and on the conditions that you first execute and deliver to the Company a general release in a form satisfactory to the Company and continue to abide by your obligations to the Company under your Employment, Confidential Information and Invention Assignment Agreement, you will receive, as severance, six months of your base salary, less standard

Robert Gillette
January 7, 2002
Page 2 of 4

deductions and withholdings. At the Company's sole discretion, the severance payment shall be paid in a lump sum payment or in periodic payments in the Company's regular payroll cycle.

For the purposes of this offer, "Cause" shall mean: (i) indictment or conviction of any felony or of any crime involving dishonesty; (ii) participation in any fraud or act of dishonesty against the Company; (iii) breach of your duties to the Company, including but not limited to unsatisfactory performance of your job duties; (iv) violation of Company policy which causes a material detriment to the Company; (v) intentional damage to any property of the Company; (vi) conduct by you which, in the good faith and reasonable determination of the Company, demonstrates gross unfitness to serve; or (vii) material breach of this offer or your Employment, Confidential Information and Invention Assignment Agreement.

For the purposes of this offer "Good Reason" shall mean: (i) there has been a Change of Control (as defined below) and (ii) there has been a material diminishment in your job responsibilities and (iii) you are no longer an officer of the Company; provided, however, that upon the occurrence of the preceding event, you shall be deemed to have waived any rights to resign from employment for Good Reason and to any severance payment(s) if you do not notify the Chief Executive Officer, in writing, of your intention to resign within 45 days after such event.

For purposes of this offer "Change in Control" shall mean: the consummation of any one of the following events: (i) a sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation (other than a transaction the principal purpose of which is to change the state of incorporation of the Company or a transaction in which the voting securities of the Company are exchanged for beneficial ownership of at least fifty percent (50%) of the voting securities of the controlling acquiring corporation); (iii) a merger or consolidation in which the Company is the surviving corporation and less than fifty percent (50%) of the voting securities of the Company which are outstanding immediately after the consummation of such transaction are beneficially owned, directly or indirectly, by the persons who owned such voting securities immediately prior to such transaction; or (iv) the acquisition by any person, entity or group or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored by the Company or any parent or subsidiary of the Company) of the beneficial ownership of securities representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors. Notwithstanding the above to the contrary, a Change of Control shall not be deemed to have occurred if any of the transactions or series of related transactions described above results in the acquisition of at least fifty percent (50%) of the combined voting power of the Company by any fund or funds managed by Warburg, Pincus & Co., or any related entity, or other current 5% or greater shareholder of the Company.

You will also be eligible to receive, through the Company's Bonus Program, a targeted annual bonus of $50,000 per year, less standard deductions and withholds. Earned

Robert Gillette
January 7, 2002
Page 3 of 4

bonuses are paid quarterly. Bonus payments, if any, will be based upon quarterly corporate, departmental, and/or individual performance criteria to be determined by the Compensation Committee of the Board of Directors in their sole discretion. To be eligible for any bonus, you must be employed by Evolve at the time the bonus amount is to be paid. Provided you remain employed by Evolve, for your first two quarters of employment, you will receive a guaranteed bonus of $12,500 per quarter payable on the first payroll following each quarter end, less standard deductions and withholdings. If your employment terminates for any reason prior to the completion of the quarter, you will not receive the $12,500 bonus.

To assist with your moving needs, Evolve will provide an advance of $25,000 to assist in your relocation related expenses. This advance will be paid on January 28, 2002. As part of the relocation package, you agree to submit to the Company all receipts substantiating your relocation to the Emeryville, CA area. To the extent permitted by the Internal Revenue Service, a portion of the relocation advance will be treated as a qualified relocation expense. You understand and agree that any portion of the relocation advance that is not substantiated within six months or does not qualify as a qualified relocation expense, will be included as part of your gross income and therefore subject to tax. Any such tax deductions may be withheld from your base salary payments or any bonus payment.

As an Evolve employee, you will be expected to abide by Company rules and policies, acknowledge in writing that you have read the Company's Employee Handbook, and sign and comply with the enclosed Employment, Confidential Information and Invention Assignment Agreement.

In your work for Evolve, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

Your employment with the Company will be "at will." This means that either you or the Company may terminate your employment at any time, with or without cause, and with or without advance notice. This at-will relationship cannot be altered except in a writing signed by the Chief Executive Officer of the Company.

This letter, together with your Employment, Confidential Information and Invention Assignment Agreement forms the complete and exclusive statement of your employment

Robert Gillette
January 7, 2002
Page 4 of 4

agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written, and it can only be modified in a written agreement signed by you and the Chief Executive Officer of the Company. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

To assist us in complying with The Immigration Reform Act of 1986 which requires employers to verify the citizenship and legal right to work of all new employees within three business days of the time of hire, you will need to complete Part 1 of the enclosed Employee Eligibility Verification Form (I-9), dating it with the date of your first day at work. You will also need to be prepared to supply to Human Resources any documents needed to satisfy the requirements of Part 2 of the I-9 form: either one from list A, OR one from list B and one from list C. The documents need to be originals, not facsimiles, and need only meet the minimum requirements. We have also included a W-4 form (required for payroll processing) and a direct deposit form (participation is optional) which must be completed and returned to Human Resources on your first day of employment.

The terms of this offer and all other compensation matters relating to your employment with the Company are confidential and may not be shared with anyone except your family, professional advisors and immediate supervisor.

We are very excited about the possibility of having you on board. Please respond to this offer no later than January 8, 2002, after which time this offer is withdrawn. Please fax your acceptance to our Human Resources office at (510) 428-6900. If you have any questions, please feel free to call me at (510) 428-6320 or call Ken Bozzini at (510) 428-6019.

Sincerely,

/s/  Lin  Johnstone

Lin Johnstone
Interim Chief Executive Officer



Accepted by:  /s/ Robert Gillete                    Date:  01/08/02
              -------------------------                  -------------
                  Robert Gillette


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